STOCK PURCHASE AGREEMENT

    STOCK PURCHASE AGREEMENT, dated as of April 2, 2004 (the "Agreement"), by and among TexEn Oil & Gas, Inc., a Nevada corporation (the "Company"), and the investors listed on the Schedule of Buyers attached hereto (individually, a "Buyer" or collectively "Buyers").

W I T N E S S E T H

    WHEREAS, the Company desires to sell the Shares (as defined below) to Buyers on the terms and conditions set forth herein; and

    WHEREAS, Buyers desire to purchase the Shares from the Company on the terms and conditions set forth herein;

    WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement (the "Registration Rights Agreement") pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws;

    NOW THEREFORE, in consideration of the promises and respective mutual agreements herein contained, and other valuable consideration, the sufficiency of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

ARTICLE 1
SALE AND PURCHASE OF SHARES

    1.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions hereinafter set forth, at the Closing (as hereinafter defined), the Company shall sell, transfer and deliver to Buyers, and Buyers shall purchase and acquire from the Company, 2,000,000 shares of Common Stock (the "Shares"), of the Company. The Shares shall be duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued, fully paid and nonassessable, free from all, taxes, liens and charges with respect to the issue thereof.

    1.2 Instruments of Conveyance and Transfer. At the Closing, the Company shall deliver to Buyers a certificate or certificates in the name of each Buyer and in denominations as set forth on the Schedule of Buyers, evidencing the Shares, as shall be effective to vest in Buyers good, valid and marketable title in and to all of the Shares (the "Stock Certificates").

    1.3 Purchase Price. In consideration for the sale of the Shares, Buyers shall pay to the Company an aggregate purchase price of $100.00 (the "Purchase Price"). The Purchase Price shall be payable in its entirety by Buyers to the Company at the Closing by wire transfer to accounts designated by the Company, Buyers hereby agree to execute a subscription agreement or other similar agreement as required by the Company of any purchasers of new shares of stock.

ARTICLE 2
REPRESENTATIONS OF BUYERS

    2.1 Buyers hereby represent and warrant to the Company as follows:

    (a) Buyers acknowledge that the Shares will be "restricted securities" (as such term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act")), and the Shares will include the restrictive legend set forth in Section 3.2 hereof or one similar to it.

    (b) Buyers have the full right, power and authority to enter into this Agreement and to carry out and consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of Buyers enforceable in accordance with its terms.

    (c) (i) Buyers acknowledge that investment in the Shares involves substantial risks and is suitable only for persons of adequate financial means who can bear the economic risk of an investment in the Shares for an indefinite period of time.

           (ii) Buyers further represent that: (A) each Buyer is acquiring the Shares for its own account, for investment purposes only and not with a present view toward resale, assignment or distribution thereof; (B) it is an "accredited investor"; (C) it has such knowledge and experience in financial, tax and business matters that it is capable of evaluating the merits and risks of an investment in the Shares; and (D) has been given the opportunity to ask questions of and to receive answers from persons acting on the Company's behalf concerning the terms and conditions of this transaction and also has been given the opportunity to obtain any additional information which the Company possesses or can acquire without unreasonable effort or expense.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    3.1 The Company represents and warrants to each of the Buyers that:

    (a) Organization and Qualification. The Company and its subsidiaries are corporations duly organized and validly existing in good standing under the laws of

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the jurisdiction in which they are incorporated, and have the requisite corporate power to own their properties and to carry on their business as now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries taken as a whole.

    (b) Authorization, Enforcement, Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Registration Rights Agreement and any related agreements, and to issue the Common Stock, in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement, the Registration Rights Agreement and any related agreements by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the issuance of the Common Stock, have been duly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders, (iii) this Agreement, the Registration Rights Agreement, and any related agreements have been duly executed and delivered by the Company, and (iv) this Agreement, the Registration Rights Agreement and any related agreements constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

    (c) Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, of which as of the date hereof 89,767,643 shares of Common Stock were issued and outstanding. All of such outstanding shares have been validly issued and are fully paid and nonassessable. Except as disclosed in this Agreement or the SEC Documents (as defined below), no shares of Common Stock or preferred stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company. Except as disclosed in this Agreement or the SEC Documents, as of the effective date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, (ii) all debt that was disclosed in the SEC Documents have been repaid and there are no other

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outstanding debt securities or any other debt which would be required to be reported in the Company's financial statements and (iii) except as set forth in the Company's SEC Documents, there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement). There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Common Stock as described in this Agreement.

    (d) No Stock Issuances or Amendments to Certificate of Incorporation and Bv-Laws. For as long as the Buyers hold common stock of the Company purchased hereunder or as collateral for payment of indebtedness, the Company shall not issue new shares of corporate stock or amend the Company's Certificate of Incorporation, as amended and as in effect on the date hereof (the "Certificate of Incorporation"), and the Company's By-laws, as in effect on the date hereof (the "By-laws"), without the express written consent of any Buyers who still hold such shares of stock.

    (e) Issuance of Securities. The Common Stock to be issued to the Buyers is duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued, fully paid and nonassessable, free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.

    (f) No Conflicts. Except as disclosed in the SEC Documents, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the Certificate of Incorporation or By-laws or (ii) conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the principal market or exchange on which the Common Stock is traded or listed) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected. Neither the Company nor its subsidiaries is in violation of any term of or in default under its Certificate of Incorporation or By-laws or their organizational charter or by-laws, respectively, or any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its subsidiaries. The business of the Company and its subsidiaries is not being conducted, and shall not be conducted in violation of any law, ordinance, regulation of any governmental entity. Except as specifically contemplated by this Agreement and as required under the 1933 Act and any applicable state securities laws, to the best of the Company's knowledge, the Company is not required to obtain any

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consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement and the Registration Rights Agreement in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company and its subsidiaries are unaware of any facts or circumstances that might give rise to any of the foregoing.

    (g) SEC Documents: Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") (all of the foregoing filed prior to the date hereof and all exhibits included therein and being hereinafter referred to as the "SEC Documents"). The SEC Documents comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied> during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Buyer which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

    (h) Absence of Certain Changes. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company or its subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

    (i) Absence of Litigation. Except as set forth in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public

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board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its subsidiaries, threatened against or affecting the Company, the Common Stock or any of the Company's subsidiaries, wherein an unfavorable decision, ruling or finding would (i) have a material adverse effect on the transactions contemplated hereby (ii) adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of the documents contemplated herein or (iii), except as expressly set forth in the SEC Documents, have a material adverse effect on the business, operations, properties, financial condition or results of operation of the Company and its subsidiaries taken as a whole.

    (j) No Undisclosed Events, Liabilities. Developments or Circumstances. No known event, liability, development or circumstance has occurred or exists, or is contemplated to occur, with respect to the Company or its subsidiaries or their respective business, properties, prospects, operations or financial condition, which could be material but which is not disclosed in an SEC Document or has not been publicly announced or disclosed in writing to the Buyer.

    (k) No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Common Stock.

    (l) No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Common Stock under the 1933 Act or cause this offering of Common Stock to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions.

    (m) Employee Relations. Neither the Company nor any of its subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its subsidiaries, is any such dispute threatened. None of the Company's or its subsidiaries' employees is a member of a union and the Company and its subsidiaries believe that their relations with their employees are good.

    (n) Intellectual Property Rights. To the best of the Company's knowledge, the Company and its subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. Except as set forth in the SEC Documents, none of the Company's

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trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights have expired or terminated, or are expected to expire or terminate in the near future. The Company and its subsidiaries do not have any knowledge of any infringement by the Company or its subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks; service mark registrations, trade secret or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and, except as disclosed in the SEC Documents, there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the Company or its subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and the Company and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company and its subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

    (o) Environmental Laws. To the best of the Company's knowledge, the Company and its subsidiaries are (i) in compliance with any and al] applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval.

    (p) Title. The Company and its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are disclosed in the SEC Documents or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its subsidiaries.

    (q) Insurance. The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its subsidiaries are engaged Neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary

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to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its subsidiaries, taken as a whole.

    (r) Regulatory Permits. The Company and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

    (s) Internal Accounting Controls. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

    (t) No Materially Adverse Contracts, Etc. Except as disclosed in the SEC Documents, neither the Company nor any of its subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company's officers has or is expected in the future to have a material adverse effect on the business, properties, operations, financial condition, results of operations or prospects of the Company or its subsidiaries. Except as disclosed in the SEC Documents, neither the Company nor any of its subsidiaries is a party to any contract or agreement which in the judgment of the Company's officers has or is expected to have a material adverse effect on the business, properties, operations, financial condition, results of operations or prospects of the Company or its subsidiaries.

    (u) Tax Status. The Company and each of its subsidiaries has made OT filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

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    (v) Certain Transactions. Except as disclosed in the SEC Documents, and except for arm's length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties and other than the grant of stock options disclosed in the SEC Documents, none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner,

    (w) Fees and Rights of First Refusal. The Company is not obligated to offer the securities offered hereunder on a right of first refusal basis or otherwise to any third parties including, but not limited to, current or former shareholders of the Company, underwriters, brokers, agents, or other third parties. Except for payments payable to the Placement Agent or Crescent Fund by the Company, the Company has not entered into agreement to pay any brokerage or finder's fees or commissions to any person including, but not limited to, any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Buyers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement, except to the extent a Purchaser made an agreement to make any such payment.

    (x) Registration Rights. Except with respect to Buyers and the Placement Agent, no person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

    (y) Listing and Maintenance Requirements. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all listing and maintenance requirements of the trading market on which the Common Stock is listed.

    (z) Form SB-2 Eligibility. The Company is currently eligible to use a registration statement on Form SB-2, or another comparable form, for the registration of the Shares.

    3.2 Restrictive Legend. At the Closing, the Company shall deliver the Stock Certificates to Buyers, which Stock Certificates shall not be subject to any liens whatsoever,

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except for the restrictive legend set forth therein, or one similar to it, as follows:

"THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED, UNLESS COMPLIANCE WITH THE REGISTRATION PROVISIONS OF SUCH ACT HAS BEEN MADE OR UNLESS AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION PROVISIONS HAS BEEN ESTABLISHED OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE ACT."

ARTICLE 4
CLOSING AND DELIVERY OF DOCUMENTS

    4.1 Closing. The closing of transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Gary B. Wolff, P.C., 805 Third Avenue, 21st Floor, New York, NY 10022, at 10:00 a.m., local time, on April 2, 2004 (the "Closing Date"). The parties hereto may agree to affect the Closing hereunder by mail or via facsimile.

    4.2 Closing Deliveries by the Company. On or prior to the Closing Date, the Company shall deliver or cause to be delivered to Buyers each of the following documents and instruments:

    (a) the Stock Certificates evidencing the Shares in the name of Buyers and in denominations as set forth on the Schedule of Buyers; and

    (b) all such instruments, documents and certificates as are required to be delivered by the Company or its representatives pursuant to the provisions of this Agreement.

    4.3 Closing Deliveries by Buyers. On the Closing Date, Buyers shall deliver or cause to be delivered to the Company each of the following documents and instruments:

    (a) the Purchase Price; and

    (b) all such instruments, documents and certificates as are required to be delivered by Buyers or their representatives pursuant to the provisions of this Agreement.

ARTICLE 5
MISCELLANEOUS

    5.1 Waiver and Amendment. Any term, provision, covenant, representation,

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warranty or condition of this Agreement may be waived, but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty. No modification or amendment of this Agreement shall be valid and binding unless it is in writing and signed by all parties hereto.

    5.2 Indemnification. The Company hereby agrees to save, defend, indemnify and hold harmless Buyers and their officers, Directors, stockholders, agents and affiliates (collectively, "Indemnified Parties") from and against any and all demands, claims, losses, damages, liabilities, obligation, costs and expenses of every kind, nature and descriptions (including, without limitation, reasonable attorneys' fees and expenses in connection with any action, claim or proceeding relating to such liabilities), suffered, sustained, incurred or required to be paid at any time by any of the Indemnified Parties resulting from, arising out of or relating to the untruth, inaccuracy or breach of any representation, warranty, covenant or agreement of the Company contained in or made pursuant to this Agreement. The representations, warranties, covenants and agreements of the parties under this Agreement shall survive the Closing

    5.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby, and merges and supersedes all prior written or oral agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not set forth.

    5.4 Notices. All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier or messenger or sent by registered or certified mail, return receipt requested, or by facsimile transmission, email or similar means of communication. Notices shall be deemed to have been received on the date of personal delivery, facsimile transmission., email or similar means of communication, or if sent by overnight courier or messenger, shall be deemed to have been received on the next delivery day after deposit with the courier or messenger, or if sent by certified or registered mail, return receipt requested, shall be deemed to have been received on the fifth business day after the date of mailing. Notices shall be sent to Buyers to the respective addresses set forth opposite each Buyers name on the Schedule of Buyers. Notices shall be sent

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to the Company to the respective address set forth below:

If to the Company:  TexEn Oil & Gas, Inc.
                                   10603 Grant Road, Suite 209
                                   Houston, TX 77070
                                   Attn:   Tatiana Golovina, CEO
                                   Fax:     (832) 912-8827

    5.5 Choice of Law and Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of any Federal or state court sitting in the State of New York for purposes of any suit, action or other proceeding arising our of this Agreement. Buyers shall be entitled to the specific performance of this Agreement, and to all available remedies under applicable law.

    5.6 Legal and Non-Ac countable Fees. Except as otherwise provided herein, if a dispute should arise between the parties, then the prevailing party shall be reimbursed by the non-prevailing party for all reasonable costs and expenses incurred in resolving such dispute, including reasonable attorneys* fees (exclusive of such amount of attorneys' fees as shall be a premium for result or for risk of loss under a contingency fee arrangement).

    5.7 Taxes. Any income taxes required to be paid in connection with any payments due hereunder, shall be borne by the party required to make such payment Any withholding taxes in the nature of a tax on income shall be deducted from payments due, and the party required to withhold such tax shall furnish to the party receiving such payment all documentation necessary to prove the proper amount to withhold of such taxes and to prove payment to the tax authority of such required withholding,

    5.8 Further Assurances. The parties hereto agree to take, or cause to be taken, all action and to do, or cause to be done, all things necessary or advisable as may be requested by the other party from time to time following the Closing in order to consummate and make effective the transactions contemplated under this Agreement.

    5.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

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    IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first above written.

The Company:

TEXEN OIL & GAS INC.

By:

Name:	Michael Sims

Title:	VP

Buyer

By:

Name:

Title:

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SCHEDULE OF BUYERS

Buyer Address
Buyer Name	and Facsimile Number

Platinum Long Term	152 West 57th Street
Growth, LLC	54thFloor
New York, NY 10019
Fax#: (212)571-1279

Michael Hamblett	34 Waterbury Ave.
Madison, CT 06443
Fax#: (212)571-1279

SRG Capital, LLC	c/o Mr. Yoav Roth
120 Broadway
40th Floor
New York, NY 10271
Fax#: (212)571-1279

Spectra Capital	120 Broadway
20th Floor
New York, NY 10271
Fax#: (212)571-1279

SCHEDULE OF BUYERS

Buyer's Name	Address and Facsimile Number of	Number of Shares of	Aggregate Purchase
	Buyer	Common Stock	Price Paid to
		Purchased	Company

Platinum Long Term	152 West 57th Street	800,000	$40.00
Growth, LLC	54th Floor
	New York, NY 10019
	Fax#: (212)571-1279

Michael Hamblett	34 Waterbury Ave.	500,000	$25.00
	Madison, CT 06443
	Fax#: (212)571-1279

SRG Capital, LLC	c/o Mr. Yoav Roth	400,000	$20.00
	120 Broadway
	40th Floor
	New York, NY 10271
	Fax#: (212)571-1279

Spectra Capital	120 Broadway	300,000	$15.00
	20th Floor
	New York, NY 10271
	Fax#: (212)571-1279

Total		2,000,000	$100.00

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